Exhibit 99.1

Co-Diagnostics and ReadyGo Collaborate to Evaluate Blood-Based Molecular Testing at the Point of Need, Starting with Ebola

Blood-based testing could open new markets for the Co-Dx® PCR platform, including HIV and hepatitis B and C

Co-Diagnostics and ReadyGo target decentralized Ebola detection as the first application of their collaboration

Combining GoCollect® sample preparation with Co-Dx PCR technology could bring blood-based molecular testing closer to patients

Company to hold in-person press conference and live webcast today at 10:30 a.m. ET

SALT LAKE CITY, Utah, Sept. 16, 2026 — Co-Diagnostics, Inc. (Nasdaq: CODX) (“Co-Dx” or “the Company”), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests and ReadyGo Diagnostics Ltd. (“ReadyGo”), a UK-based developer of field sample-preparation technology, today announced that the companies are collaborating to evaluate the potential use of ReadyGo’s sample-preparation technology with the Co-Dx PCR platform for blood-based molecular testing at the point of need, with an initial focus on decentralized Ebola virus detection and outbreak response (the “Collaboration”). Establishing blood as a compatible sample type would extend the Co-Dx PCR platform beyond the swab-based testing it supports today and into a broad category of bloodborne pathogens that swab sampling cannot reach.

The companies are evaluating two potentially complementary technologies: the Co-Dx® PCR platform*, a point-of-need PCR technology; and GoCollect® by ReadyGo, a field sample-preparation system that prepares blood samples for molecular testing at the point of need. The collaboration will assess whether the technologies can operate together as part of a streamlined workflow that prepares the sample, detects the virus, and supports the outbreak response as one connected approach. The collaboration builds on Co-Dx’s earlier proof-of-concept work testing an Ebola assay using plasma as a sample type.

“From the beginning, our objective has been to make molecular testing accessible to patients in settings with limited laboratory infrastructure,” said Dwight Egan, Chief Executive Officer of Co-Diagnostics. “Preparing a blood sample for testing in those settings is an important part of that challenge, and ReadyGo brings technology that we believe could help us address it. This work with ReadyGo builds on our earlier work with plasma as we evaluate a practical blood-based testing workflow for the Co-Dx PCR platform. While Ebola is our initial focus, we believe the longer-term significance is the potential to expand the platform into additional applications, including HIV and hepatitis B and C. There are development and validation efforts ahead, but success could substantially broaden the range of diseases we can address and the commercial opportunity for the platform.”

ReadyGo’s GoCollect® technology is designed to prepare capillary blood samples for molecular testing through integrated sample-conditioning chemistry and plasma separation. Its collection chemistry is also intended to inactivate the virus at the point of collection, an important consideration for handling samples safely outside a laboratory. The companies are evaluating whether the resulting sample can be processed on the Co-Dx PCR platform, which is designed to bring molecular detection to decentralized settings where outbreaks occur and to synchronize results through Co-Dx cloud infrastructure. That compatibility has not yet been established and is the subject of the feasibility work now underway.

“We designed GoCollect for places where a laboratory isn’t an option, where a sample either gets tested nearby or it doesn’t get tested at all,” said Ben Cobb, CEO of ReadyGo Diagnostics. “GoCollect takes sample collection and preparation into the field, and works seamlessly with platforms such as Co-Dx to create a complete sample-to-result molecular testing solution. Both technologies were designed around the same need, making high-quality molecular diagnostics practical outside conventional laboratory settings. This work will demonstrate how effectively they can operate together in the field.”

Ebola remains a fast-moving and highly lethal public health threat. In the ongoing outbreak in the Democratic Republic of the Congo, the World Health Organization (WHO) has reported 6,757 confirmed cases and 3,267 deaths as of Sept 7, 2026, for a case fatality rate of approximately 48%, with 61 health zones affected across six provinces. The WHO has described this as the second-largest Ebola outbreak on record and one that is spreading substantially faster than previous outbreaks, and an imported case has been reported in France this year. In outbreaks that spread this quickly, the speed of detection is critical, and decentralized testing that can be performed closer to patients has the potential to shorten the time to a result.

Beyond Ebola, extending sample compatibility to blood could broaden the range of applications the Co-Dx PCR platform can address, including testing for bloodborne pathogens such as HIV and hepatitis B and C, a category swab-based sampling cannot reach. This category also represents substantially larger diagnostic markets than the Company’s current menu. Each such application would require its own development, validation, and regulatory authorization. The Company believes blood compatibility could also create additional opportunities across infectious disease testing and public health monitoring and response.

The companies have begun feasibility work to evaluate the compatibility and workflow integration of the two technologies, and Co-Dx has taken delivery of ReadyGo materials and devices to support that evaluation. There can be no assurance that the evaluation will be successful or that it will result in a commercially available product.

Press Conference and Webcast:

Co-Dx will host a live press conference and webcast on Wednesday, September 16, 2026, at 10:30 a.m. ET to discuss the collaboration and more. A live webcast, together with a replay, will be available here, and the presentation will be posted to the Company’s Investor Relations website.

*The Co-Dx PCR platform (including the PCR Home®, PCR Pro®, mobile app, and all associated tests) has not been cleared or authorized by the FDA, is subject to review by the FDA and/or other regulatory bodies, and is not yet available for sale.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets state-of-the-art diagnostics technologies. The Company’s technologies are utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests for its Co-Dx PCR at-home and point-of-care platform (subject to regulatory review and not currently for sale) and to identify genetic markers for use in applications other than infectious disease.

About ReadyGo Diagnostics Ltd.:

ReadyGo Diagnostics Ltd., based in Bath, United Kingdom, develops field sample-preparation technology, including its GoCollect® product line, designed to prepare samples for molecular testing at the point of need.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will,” “seeks,” “anticipates,” and similar expressions, or the negative of these terms. Forward-looking statements in this press release include, but are not limited to, statements regarding: the anticipated benefits of the Company’s work with ReadyGo Diagnostics; the risk that ReadyGo’s technology may not be compatible with the Co-Dx PCR platform or may not perform as anticipated; the risk that the companies’ current evaluation activities may be modified, delayed or discontinued and may not lead to further development activities, a commercial agreement or a commercially available product; the ability of the combined technologies to enable decentralized Ebola detection and outbreak response; the expectation that extending sample compatibility to blood will broaden the applications of the Co-Dx PCR platform; and the results and timing of feasibility and compatibility evaluations. Such statements are subject to a number of risks and uncertainties, including, without limitation: risks that feasibility or compatibility studies may not produce successful or timely results; risks that the collaboration may be modified or terminated, or may not result in a commercially available product; risks related to the Company’s and ReadyGo’s ability to successfully integrate their respective technologies; risks related to regulatory review by regulatory authorities that would be required to achieve a successful commercial launch; risks related to the performance, reliability, and market acceptance of the Co-Dx PCR platform and other Co-Dx technologies; risks associated with dependence on third parties, suppliers, collaborators, and distribution partners; risks related to competition, technological change, and intellectual property protection; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Actual results may differ materially from those expressed or implied in these forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. A further description of risks and uncertainties can be found in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026, and in its other filings with the SEC. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

+1 212.896.1254

CODX@KCSA.com

Media Contact:

Jennifer Webb | ColtrinMethod PR

jcoltrin@coltrinmethodpr.com